SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 17, 2005

_________________

ILLINOIS TOOL WORKS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-4797	36-1258310
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3600 West Lake Avenue, Glenview, IL		60026-1215
(Address of Principal Executive Offices)		(Zip Code)

        (Registrant’s telephone number, including area code): 847- 724-7500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On February 17, 2005, the Employee Benefits Committee of Illinois Tool Works Inc. approved changes to the ITW Retirement Accumulation Plan (the “Qualified Plan”) that will increase the pension benefits of certain executive officers and other key employees under the Qualified Plan by shifting pension benefits payable under the ITW Nonqualified Pension Plan (the “Nonqualified Plan”) to the Qualified Plan.

The Nonqualified Plan is designed to replace benefits that a key employee would accrue under the Qualified Plan if (i) compensation deferred by the key employee under the ITW Executive Contributory Retirement Income Plan (“ECRIP”) were included as compensation used to determine Qualified Plan benefits, (ii) there were no limits under the Internal Revenue Code on the maximum amount of compensation that may be used to determine Qualified Plan benefits, and (iii) there were no overall limits under the Internal Revenue Code on the maximum amount of benefit that an individual could receive under the Qualified Plan (the “Section 415 limit”). Thus, the Nonqualified Plan pays the incremental benefit that would have been paid under the Qualified Plan if (i) the key employee’s ECRIP deferrals were included as compensation under the Qualified Plan’s benefit formula, and (ii) the Internal Revenue Code limits on compensation and benefit amounts were not applied to cap the key employee’s Qualified Plan benefit.

The changes to the Qualified Plan effectively shift the liability for paying a portion of this incremental benefit from the Nonqualified Plan to the Qualified Plan subject to Internal Revenue Code nondiscrimination rules and the Section 415 limit. There will be no change to the overall level of pension benefits payable under the Qualified Plan and the Nonqualified Plan in the aggregate; rather, more of the affected employee’s overall benefit becomes payable under the Qualified Plan.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Illinois Tool Works Inc.
Dated: February 18, 2005	/s/ Robert T. Callahan
Robert T. Callahan
Senior Vice President, Human Resources